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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                       FORM 8-K

                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


                  Date of Report (Date of earliest event reported):
                                   November 6, 1996
                                   ----------------


                                    AMRESCO, INC.
                                    -------------
                (Exact name of registrant as specified in its charter)



                                       Delaware
                    (State or Other Jurisdiction of Incorporation)

               0-8630                                    59-1781257
       (Commission File Number)             (I.R.S. Employer Identification No.)
        700 North Pearl Street
          Suite 2400, LB 342
            Dallas, Texas                             75201-7424
(Address of Principal Executive Offices)              (Zip Code)

       Registrant's telephone number, including area code (214) 953-7700
                                                          --------------

                                      No Change
               --------------------------------------------------------
            (Former name or former address, if changed since last report)

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Item 2.  ACQUISITION OF ASSETS.

    On October 9, 1996, AMRESCO Residential Mortgage Corporation ("ARMC") (an indirect, wholly-owned subsidiary of AMRESCO, INC. (the "Company")) entered into an Asset Purchase Agreement (the "Quality Purchase Agreement") with Quality Mortgage USA, Inc. ("Quality") and certain other parties. Pursuant to the Quality Purchase Agreement, on October 25, 1996, ARMC purchased various assets of Quality, including certain subsidiaries, substantially all cash on hand, mortgage loans held, foreclosed residential real property held, all accounts receivable, certain subordinated certificates retained from certain prior securitizations of its loans, three office buildings in Irvine, California and all furniture, fixtures, and equipment on Quality's balance sheet as of the date of closing. ARMC assumed certain contracts and obligations, principally short-term leases associated with Quality's branch offices, obligations under Quality's health insurance plans and indebtedness incurred by Quality in connection with all loans held by Quality and conveyed to ARMC at closing as well as indebtedness incurred in respect of the subordinated certificates acquired by ARMC. Quality retained various rights to prepayment fees and late payment penalties from mortgages previously originated by Quality.

    ARMC paid $65.0 million in cash and assumed Quality's warehouse indebtedness and current receivables existing as of closing. The purchase price was the result of arms-length negotiation between the parties, based on ARMC's evaluation of the fair value of Quality's tangible and intangible assets. The Company financed ARMC's Quality acquisition through borrowings under the Company's First Amended and Restated Revolving Loan Agreement dated as of April 25, 1996 and as subsequently amended, among the Company, NationsBank of Texas, as agent, and the lenders which are parties thereto from time to time. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 relating to the proposed sale by the Company and certain selling stockholders of the Company's common stock, par value $0.05 per share ("Common Stock"). The Company intends to use the net proceeds of the sale of its shares of Common Stock in such offering, in part, to repay the borrowings incurred in connection with the Quality acquisition.

    ARMC anticipates using the assets acquired from Quality in the same business in which they were used prior to the Quality acquisition.

    Quality is based in Irvine, California. Prior to ARMC's acquisition of Quality's assets, Quality was an independent originator of B&C residential loans. Quality originated B&C loans through a nationwide network of approximately 50 branch offices in 31 states. Each branch office provided a local "back office" for independent mortgage brokers. These offices enable Quality to maintain local relationships with over 4,500 Quality-approved mortgage brokers. At September 30, 1996, Quality employed approximately 450 people. The Company believes that the Quality acquisition will enable the Company to expand further its residential mortgage banking business and to establish a substantial position as an originator of B&C loans. Quality originated, funded and sold in excess of $5.0 billion in such loans since October 1, 1992.

    Quality was incorporated in 1984 and, in 1991, was acquired by Calmac Funding ("Calmac") for the purpose of commencing operations as an originator and seller of B&C loans. Calmac arranged for DLJ Mortgage Capital, Inc. ("DLJ Mortgage") to provide various lines of credit and to act as a



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Conduit Purchaser for Quality's loan production, in exchange for which DLJ
Mortgage received a 49% equity interest in Quality. Since 1992, Quality sold substantially all of its loan volume to DLJ Mortgage through whole loan sales at prices below that which the Company believes it could obtain in the future.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Quality

       The financial statements required by Article 3 of Regulation S-X are incorporated by reference to pages F-26 through F-44 of the Company's Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on October 23, 1996 (File No. 0-8630)


(b)  Pro forma financial information

      The pro forma financial information required by Article 11 of Regulation S-X is incorporated by reference to pages 22-27 of the Company's Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on October 23, 1996 (File No. 0-8630)

(c)  Exhibits

    2.0 Asset Purchase Agreement dated October 9, 1996 by and among AMRESCO Residential Mortgage Corporation, on the one hand, and Quality Mortgage USA, Inc., Calmac Funding, Inc., DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., Russell Jedinak and Rebecca Jedinak, on the other hand (incorporated by reference to Exhibit No. 2.1 to the Company's Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on October 23, 1996 (File No. 0-8630).

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                                      SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  By:   AMRESCO, INC.

                                  By:  /s/ Ronald B. Kirkland
                                       ----------------------------
                                 Name:      Ronald B. Kirkland
                                Title:      Vice President and
                                            Chief Accounting Officer


Dated:  November 6, 1996